                                                                    EXHIBIT 99.1



                       UNAUDITED PRO FORMA FINANCIAL DATA

GENERAL

     The unaudited pro forma financial data are based on the historical financial statements of SpectraSite and Westower Corporation and the adjustments described in the accompanying notes. The unaudited pro forma financial data do not purport to represent what SpectraSite's, Westower's or the combined entity's financial position or results of operations would actually have been if the transactions had in fact occurred on the dates indicated and are not necessarily representative of SpectraSite's financial position or results of operations at any future date or for any future period. The unaudited pro forma consolidated financial data should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and related notes thereto included in SpectraSite's Form 10-K for the year ended December 31, 1999.

SPECTRASITE

     The following unaudited pro forma consolidated financial data present both the pre-merger and post-merger unaudited pro forma consolidated statements of operations of SpectraSite for the year ended December 31, 1999. The SpectraSite pro forma column and the Westower pro forma column presented in the post-merger SpectraSite unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 are derived from the pre-merger SpectraSite and Westower pro forma consolidated statements of operations for the corresponding periods. The unaudited pro forma consolidated statement of operations data give effect to the following transactions as if they had occurred on January 1, 1999:

      -- the acquisition of 2,000 communications towers from Nextel, the leaseback of antenna space by Nextel and SpectraSite's exclusive agreement to acquire or construct 1,700 additional sites for Nextel;

      -- the issuance and sale of SpectraSite Holdings' 11 1/4% senior discount notes due 2009;

      --   initial borrowings under SpectraSite's credit facility; and

      --   the consummation of the Westower merger.

     Certain of the data presented in the "Nextel" column to the unaudited pro forma statement of operations of SpectraSite are estimates provided by Nextel. None of SpectraSite's independent accountants, Nextel's independent accountants or Westower's independent accountants have audited or otherwise tested this data.

     The acquisition of tower assets from Nextel and the leaseback of antenna space by Nextel are presented as if the purchase of assets had occurred on January 1, 1999. Adjustments for revenues are based on the terms of the master site lease agreement and on historical co-location revenues. Adjustments for costs of operations consist of direct operating expenses, which include ground lease payments, historical routine maintenance costs and property taxes associated with the towers. Depreciation expense is straight-line depreciation of the aggregate cost of the towers. Ground leases are non-cancelable operating leases, generally for terms of five years and include options for renewal, and pro forma ground lease expense is based on executed ground leases. Nextel has leased space on each of the 2,000 towers we acquired, primarily for five-year terms with options for renewal.

     The pro forma minimum ground lease expenses and minimum rental income for these leases assuming the Nextel transaction occurred and the related leases commenced January 1, 1999 are as follows:

                                       GROUND LEASE     RENTAL
                                         EXPENSE        INCOME
                                       ------------    --------
                                            (IN THOUSANDS)
1999...............................      $17,648       $ 40,766
2000...............................       17,648         40,766
2001...............................       17,648         40,766
2002...............................       17,648         40,766
2003...............................       17,648         40,766
                                         -------       --------
  Total............................      $88,240       $203,830
                                         =======       ========

WESTOWER

     The following unaudited pro forma consolidated financial data of Westower present the unaudited pro forma consolidated statement of operations of Westower for the period from January 1, 1999 through September 2, 1999, the date on which SpectraSite acquired Westower.

     This statement gives effect to the acquisition of communications towers from Koch Industries, Inc. and its affiliates, which occurred in February 1999, as if this acquisition occurred on January 1, 1999. In addition to the above acquisition, from January 1 through September 2, 1999, Westower acquired Cypress Real Estate Services, Inc. and Telecommunications R. David. These acquisitions, which are included in the historical financial statements of Westower, were not considered significant transactions, individually or in the aggregate, and therefore, were not included in the unaudited pro forma consolidated statement of operations of Westower.

     Adjustments for revenues are based on the executed tenant lease terms for the Koch towers. Adjustments for costs of operations consist of direct operating expenses, which include ground lease payments, estimated routine maintenance costs, property taxes and insurance associated with the towers. Depreciation expense is straight-line depreciation of the aggregate cost of $17.0 million. The Koch ground leases are non-cancelable operating leases for a term of 49 years, and pro forma ground lease expense is based on executed ground leases. Koch has leased space on these towers for a ten-year term with options for renewal. The pro forma minimum ground lease expense and minimum rental income for these leases assuming the transaction occurred and the related leases commenced January 1, 1999 are as follows:

                                        GROUND LEASE    RENTAL
                                          EXPENSE       INCOME
                                        ------------    -------
                                            (IN THOUSANDS)
1999................................      $   439       $ 1,364
2000................................          439         1,364
2001................................          439         1,364
2002................................          439         1,364
2003................................          439         1,364
Thereafter..........................       19,322         6,824
                                          -------       -------
  Total.............................      $21,517       $13,644
                                          =======       =======

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    PRE-MERGER
                                                                                    SPECTRASITE
                                                          HISTORICAL     NEXTEL      PRO FORMA
                                                          ----------    --------    -----------
Revenues:
  Site leasing........................................     $ 46,515     $ 14,954(a)  $  61,469
  Network services....................................       53,570           --        53,570
                                                           --------     --------     ---------
Total revenues........................................      100,085       14,954       115,039
                                                           --------     --------     ---------
Operating expenses:
  Costs of operations:
     Site leasing.....................................       17,825        6,913(b)     24,738
     Network services.................................       36,489           --        36,489
  Selling, general and administrative expenses........       38,182           --(c)     38,182
  Depreciation and amortization.......................       37,976       11,808(d)     49,784
  Restructuring and non-recurring charges.............        7,727           --         7,727
                                                           --------     --------     ---------
Total operating expenses..............................      138,199       18,721       156,920
                                                           --------     --------     ---------
Operating loss........................................      (38,114)      (3,767)      (41,881)
                                                           --------     --------     ---------
Other income (expense):
  Interest income.....................................        8,951           --         8,951
  Interest expense....................................      (67,513)     (20,554)(e)   (88,067)
  Other income (expense)..............................         (424)          --          (424)
                                                           --------     --------     ---------
     Total other income (expense).....................      (58,986)     (20,554)      (79,540)
                                                           --------     --------     ---------
Loss before income taxes..............................      (97,100)     (24,321)     (121,421)
Income tax expense....................................          568           --           568
                                                           --------     --------     ---------
Net loss..............................................     $(97,668)    $(24,321)    $(121,989)
                                                           ========     ========     =========

Net loss..............................................     $(97,668)
Accretion of redemption value of preferred stock......         (760)
                                                           --------
Net loss applicable to common shareholders............     $(98,428)
                                                           ========
Net loss per share:
     Basic and diluted................................     $ (12.48)
                                                           ========
Weighted average number of shares of common stock
  outstanding:
     Basic and diluted................................        7,886
                                                           ========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

          (a) Consists of $2,611 of historical co-location revenues received by Nextel prior to the acquisition, which are based on fixed payment lease terms. This information was provided to us by Nextel. Also consists of $12,343 of additional revenues to be recognized by SpectraSite under the terms of the Nextel master site lease agreement.

          (b) Reflects certain direct operating expenses, primarily the cost of executed ground leases, historical routine maintenance and property taxes associated with the towers, paid by Nextel prior to the acquisition.

          (c) SpectraSite has incurred incremental operating expenses as a result of the Nextel tower acquisition. Such incremental expenses are estimated to have been approximately $1,500 per month. These incremental operating expenses are based upon management's estimates rather than on any contractual obligation; as such, these amounts have not been presented as adjustments in the accompanying pro forma financial statements.

          (d) Reflects the depreciation of the acquired towers calculated on a straight-line basis over 15 years.

          (e) Reflects adjustment to interest expense as if SpectraSite had issued its 11 1/4% senior discount notes due 2009 and had entered into the credit facility on January 1, 1999 as follows:

PRO FORMA INTEREST EXPENSE:
Interest on 2009 notes at 11 1/4%...................    $13,794
Interest on $150,000 term loan......................      3,964
Amortization of debt issuance costs.................      1,626
Commitment fees on unused portion of credit
  facility..........................................      1,170
                                                        -------
Total adjustment....................................    $20,554
                                                        =======

                     WESTOWER CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PERIOD FROM JANUARY 1, 1999 THROUGH SEPTEMBER 2, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       HISTORICAL       KOCH        WESTOWER
                                                        WESTOWER     ADJUSTMENTS    PRO FORMA
                                                       ----------    -----------    ---------
Revenues:
  Site leasing.....................................     $ 1,649         $ 227(a)     $ 1,876
  Network services.................................      62,002            --         62,002
                                                        -------         -----        -------
  Total revenues...................................      63,651           227         63,878
                                                        -------         -----        -------
Operating expenses:
  Costs of operations:
     Site leasing..................................         928           123(b)       1,051
     Network services..............................      43,943            --         43,943
  Selling, general and administrative expenses.....      18,439            --         18,439
  Depreciation and amortization....................       2,920           142(c)       3,062
  Restructuring and non-recurring charges..........       4,629            --          4,629
                                                        -------         -----        -------
Total operating expenses...........................      70,859           265         71,124
                                                        -------         -----        -------
Operating loss.....................................      (7,208)          (38)        (7,246)
                                                        -------         -----        -------
Other income (expense):
  Interest income..................................         151            --            151
  Interest expense.................................      (2,317)         (213)(d)     (2,530)
  Other income (expense)...........................         154            --            154
                                                        -------         -----        -------
     Total other income (expense)..................      (2,012)         (213)        (2,225)
                                                        -------         -----        -------
Loss before income taxes...........................      (9,220)         (251)        (9,471)
Income tax expense.................................         223          (100)(e)        123
                                                        -------         -----        -------
Net loss...........................................     $(9,443)        $(151)       $(9,594)
                                                        =======         =====        =======
Net loss per share:
  Basic and diluted................................     $ (1.10)
                                                        =======
Weighted average number of shares of common stock
  outstanding:
  Basic and diluted................................       8,562
                                                        =======

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     WESTOWER CORPORATION AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
         FOR THE PERIOD FROM JANUARY 1, 1999 THROUGH SEPTEMBER 2, 1999

     (a) Consists of additional revenues to be recognized by Westower in connection with site lease agreements with Koch.

     (b) Reflects certain direct operating expenses, primarily the cost of executed ground leases, estimated routine maintenance, property taxes and insurance associated with the towers.

     (c) Reflects the depreciation of the acquired towers from Koch calculated on a straight-line basis over 20 years.

     (d) Reflects adjustment to interest expense related to additional borrowings under Westower's credit facility to acquire the Koch towers, based on the credit facility's approximate interest rate of 7.5%.

     (e) Reflects income tax benefit for the Koch tower operating results at Westower's estimated tax rate of 40%.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  POST-MERGER
                                       SPECTRASITE    WESTOWER       MERGER       SPECTRASITE
                                        PRO FORMA     PRO FORMA    ADJUSTMENTS     PRO FORMA
                                       -----------    ---------    -----------    -----------
Revenues:
  Site leasing.....................     $  61,469      $ 1,876       $    --       $  63,345
  Network services.................        53,570       62,002        (1,449)(a)     114,123
                                        ---------      -------       -------       ---------
Total revenues.....................       115,039       63,878        (1,449)        177,468
                                        ---------      -------       -------       ---------
Operating expenses:
  Costs of operations:
     Site leasing..................        24,738        1,051            --          25,789
     Network services..............        36,489       43,943        (1,014)(a)      79,418
  Selling, general and
     administrative expenses.......        38,182       18,439            --          56,621
  Depreciation and amortization....        49,784        3,062         9,577(b)       61,972
                                                                        (451)(c)
  Restructuring and non-recurring
     charges.......................         7,727        4,629        (4,629)(d)       7,727
                                        ---------      -------       -------       ---------
Total operating expenses...........       156,920       71,124         3,483         231,527
                                        ---------      -------       -------       ---------
Operating loss.....................       (41,881)      (7,246)       (4,932)        (54,059)
                                        ---------      -------       -------       ---------
Other income (expense):
  Interest income..................         8,951          151        (1,466)(e)       7,636
  Interest expense.................       (88,067)      (2,530)        2,052(f)      (88,545)
  Other income (expense)...........          (424)         154            --            (270)
                                        ---------      -------       -------       ---------
     Total other income
       (expense)...................       (79,540)      (2,225)          586         (81,179)
                                        ---------      -------       -------       ---------
Loss before income taxes...........      (121,421)      (9,471)       (4,346)       (135,238)
Income tax expense.................           568          123            --             691
                                        ---------      -------       -------       ---------
Net loss...........................     $(121,989)     $(9,594)      $(4,346)      $(135,929)
                                        =========      =======       =======       =========
Net loss per share:
  Basic and diluted................                                                $    6.73(g)
                                                                                   =========
Weighted average number of shares
  of common stock outstanding:
  Basic and diluted................                                                   20,192
                                                                                   =========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

     (a) Reflects the elimination of intercompany site construction revenues and costs of site construction for towers built by Westower for SpectraSite during the period from January 1 through September 2, 1999.

     (b) Reflects amortization of goodwill as if the merger of Westower and SpectraSite had occurred on January 1, 1999. Goodwill is amortized over 15 years.

     (c) Reflects adjustments to eliminate amortization of historical goodwill of Westower of $1,062 and to convert Westower tower depreciation from 20 years to 15 years, increasing expense by $611.

     (d) Reflects the elimination of certain non-recurring charges resulting directly from the transaction which were incurred by Westower prior to its acquisition by Spectrasite.

     (e) Reflects an adjustment to eliminate interest income as if SpectraSite had used cash-on-hand to repay Westower's outstanding indebtedness.

     (f) Reflects adjustments to eliminate interest expense as if Westower's credit facility and its $15,000 convertible note from BET Associates were paid in full on January 1, 1999.

     (g) SpectraSite's earnings per share for the year ended December 31, 1999 reflects the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share", which requires companies to compute earnings per share under two different methods, basic and diluted. The weighted average common shares outstanding at December 31, 1999 reflects the issuance of 15.5 million shares of SpectraSite common stock in exchange for all of the outstanding shares of Westower common stock.

     If SpectraSite had net income during this period, diluted earnings per share would have included potential common shares related to its convertible preferred stock and outstanding options. These potential common shares were not included in the diluted earnings per share calculation for the year ended December 31, 1999 because the effect would have been antidilutive. In connection with the Nextel tower acquisition, provisions for dividends and redemption were eliminated with respect to SpectraSite Holdings' Series A and Series B preferred stock.